Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS RECORD 2006 RESULTS AND
2007 CAPITAL PROGRAM AND GUIDANCE

•	Record earnings of $231.2 million, or $1.43 per share, for 2006
•	24 percent organic production growth to a record 91.6 Bcfe
•	Industry leading finding and development costs of $1.10/mcfe
•	19 percent increase in 2007 capital budget from 2006

HOUSTON, Texas – February 20, 2007 – Ultra Petroleum Corp. (AMEX: UPL) today reported record financial and operating results for the fourth quarter and full-year 2006.

Earnings for the year-ended December 31, 2006 were a record $231.2 million or $1.43 per diluted share, as compared to $228.3 million or $1.41 per diluted share for the same period in 2005. Operating cash flow(1) for the period 2006 increased to an all time high of $431.9 million as compared to $409.2 million for the same period in 2005.

Earnings for the fourth quarter 2006 were $60.6 million or $0.38 per diluted share, as compared to $82.2 million or $0.50 per diluted share for the fourth quarter in 2005. Operating cash flow(1) for the quarter was $118.1 million as compared to $144.7 million for the same quarter in 2005.

“In 2006, Ultra Petroleum remained focused on delivering superior financial performance while remaining true to our strategy of investing in profitable growth,” commented Michael D. Watford, Chairman, President and Chief Executive Officer.

Operational Highlights

Ultra Petroleum’s production for 2006 increased 24 percent to a record high of 91.6 billion cubic feet equivalent (Bcfe) compared to 73.8 Bcfe in 2005. Production for 2006 was comprised of 78.4 billion cubic feet (Bcf) of natural gas from domestic sources, 1,603.4 thousand barrels (Mbls) of crude oil from China, and 594.1 Mbls of crude oil from domestic sources. The natural gas prices realized for 2006 were $6.00 per thousand cubic feet (Mcf) as compared to $6.84 per Mcf in 2005. China crude oil prices realized in the year were $52.40 per barrel (bbl) as compared to $43.57 per bbl in 2005. Crude oil prices realized domestically were $64.52 per bbl as compared to $57.37 per bbl in 2005.

Ultra Petroleum Corp.	Page 1 of 8
2006 Results

In Wyoming, Ultra Petroleum drilled 170 gross (75.87 net) wells during 2006. There were 142 new wells brought on production during 2006 with an average initial daily production rate of 8.8 Mmcf per day of natural gas. During the year, drilling activity peaked at 29 rigs running on Ultra Petroleum interest lands. At year end there were 24 rigs working on Ultra Petroleum’s interest in the Pinedale and Jonah fields.

In Bohai Bay, China, Ultra Petroleum brought on production from three additional platforms during the quarter. Currently, all six platforms are producing from 79 wells at a rate of 48 Mbbls per day gross, or 4 Mbbls per day net to Ultra Petroleum.

Fourth quarter 2006 production increased 30 percent to 28.4 Bcfe, the greatest quarterly production ever achieved by the company, compared to 21.8 Bcfe for the same quarter in 2005. Fourth quarter production for 2006 was comprised of 24.9 Bcf of natural gas from domestic sources, 396.4 Mbls of crude oil from China, and 181.7 Mbls of crude oil from domestic sources. Natural gas prices realized domestically during the fourth quarter of 2006 were $5.62 per Mcf as compared to $8.49 per Mcf in the same period in 2005. China crude oil prices in the fourth quarter of 2006 were $39.53 per bbl as compared to $47.36 per bbl in the fourth quarter 2005. The realized domestic crude oil price was $57.06 per bbl as compared to $58.51 per bbl in the fourth quarter 2005.

“Our record production, all organic, mitigated the impact of substantially lower natural gas prices and rising costs. Our margins continued to provide industry leading returns with a 39 percent net income margin and a return on capital of 34 percent. Clearly, our advantage in capital efficiencies positions Ultra to continue its sector leadership in growth and economic returns,” commented Watford.

Subsequent to Year-End

The Draft Supplemental Environmental Impact Study (SEIS) was issued by the Bureau of Land Management (BLM) in late December 2006 with a public comment period to follow. The public comment period is expected to close mid-April. It is anticipated that the BLM will issue the Record of Decision during the third quarter of 2007. Should this occur, Ultra Petroleum would gain access to additional acreage year round commencing in the 2007-2008 winter drilling season.

“The opportunity to drill and complete wells year-round on additional acreage in Pinedale that is currently off limits in the winter would significantly increase our ability to accelerate development. All of this would be completed while ensuring preservation of significant undisturbed wildlife habitat for the area,” commented Watford.

In Pennsylvania, the Marshlands #1 is continuing to produce at a rate of 5 Mmcf of natural gas per day gross. The Marshlands Unit #2 has reached total depth and production casing is currently being run.  Upon completion, the rig will begin drilling at the Marshlands Unit #3 location.

The exploration well in Bohai Bay, China at CFD 12-3-1 commenced drilling mid-January 2007 reaching total depth in mid-February. There were no shows of hydrocarbons present in the well and it was plugged and abandoned.

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2006 Results

Share Repurchase

During the fourth quarter, Ultra purchased and retired 488,500 shares at an average price of $47.56 per share. On a cumulative basis, the company has purchased and retired stock in the amount of $197.6 million constituting 3,969,532 shares as of December 31, 2006. Total shares outstanding as of December 31, 2006 for Ultra Petroleum were 151,795,633. In conjunction with the share repurchase program during 2006, the company incurred $10.4 million of withholding tax which is included in current income tax expense for the year.

Hedging

At this time, Ultra Petroleum has the following fixed price physical delivery contracts in place on behalf of its interest and those of other parties. All fixed price contracts are at the Opal, Wyoming hub.

Contract Period	Volumes MMBTU/Day	Average Price per MMBTU/Mcf

April 2007 – October 2007	40,000	$6.20 MMBTU/$6.73 Mcf
January 2008 – December 2008	60,000	$6.63 MMBTU/$7.19 Mcf

2007 Capital Expenditures & Guidance

The company’s Board of Directors approved the 2007 capital budget of $600 million, an increase of 19 percent over the $503.9 million in 2006. During 2007, Ultra Petroleum anticipates 93 percent of the capital will be allocated to Wyoming, 4 percent to Pennsylvania, and 3 percent to China. The increased capital program is expected to be funded by a combination of internally generated cash flow and bank debt.

Estimated Production in 2007

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2007

Estimated Production:
Gas (Bcf)	17.8 - 18.7	19.4 - 20.3	26.3 - 27.7	28.3 - 29.8	92.0 - 96.6
Oil (MMbls)	507 - 514	519 - 526	571 - 581	586 - 597	2,183 - 2,218
Total Production (Bcfe)	20.9 - 21.8	22.5 - 23.5	29.7 - 31.1	31.8 - 33.4	105.0 - 110.0

“We expect production to grow by approximately 20 percent to 110 Bcfe through the execution of our current capital expenditure plan. With three decades of identified drilling opportunities before us, all at high rates of return, we are illustrating that our differentiated asset base and operating program provide for industry leading performance,” commented Watford.

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2006 Results

Conference Call Webcast Scheduled for February 21, 2007

Ultra Petroleum’s fourth quarter and full year 2006 conference call will be available via live audio webcast at 10:00 a.m. Central Standard Time (11:00 a.m. Eastern Standard Time) Wednesday, February 21, 2007. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through May 5, 2007.

About Ultra Petroleum

Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and crude oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 151,795,633 shares outstanding as of December 31, 2006.

This release can be found at http://www.ultrapetroleum.com

Tables to follow.

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2006 Results

Ultra Petroleum Corp.
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$

	For the Twelve Months Ended		For the Quarter Ended

	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05

Volumes
Oil liquids (Bbls) - Domestic	594,128	464,330	181,655	133,089
Oil crude (Bbls) - China	1,603,360	1,555,280	396,430	451,244
Natural Gas (Mcf) - Domestic	78,395,453	61,722,349	24,938,267	18,304,467

MCFE	91,580,381	73,840,009	28,406,777	21,810,465

Revenues
Oil sales - Domestic	$38,335,280	$26,639,931	$10,364,436	$7,786,409
Oil sales - China	84,008,059	67,762,036	15,671,798	21,373,000
Natural Gas sales - Domestic	470,324,244	422,091,034	140,122,449	155,398,237

Total Revenues	592,667,583	516,493,001	166,158,683	184,557,646

Expenses
Production Costs - Domestic	15,067,413	9,047,390	4,849,509	2,711,074
Production Costs - China	8,922,400	7,352,000	2,105,400	2,653,000
Severance/Production Taxes - Domestic	57,899,339	52,689,060	16,676,377	19,526,869
Severance/Production Taxes - China	8,398,473	3,388,089	1,398,322	3,388,089
Gathering Fees	19,721,269	17,125,147	6,099,951	4,806,252

Total Lease Operating Costs	110,008,894	89,601,686	31,129,559	33,085,284

DD&A - Domestic	79,676,165	48,455,070	29,486,716	16,427,085
DD&A - China	13,822,391	9,647,801	4,782,793	4,509,048
General and administrative	14,935,103	14,342,178	2,793,517	3,629,860

Total Expenses	218,442,553	162,046,735	68,192,585	57,651,277

Interest and other income	1,943,121	612,153	314,028	241,132
Interest and debt expense	3,909,246	3,286,087	2,726,079	430,077
Net income before income taxes	372,258,905	351,772,332	95,554,047	126,717,424
Income tax provision - current	35,382,609	3,564,990	12,210,959	3,564,990
Income tax provision - deferred	105,680,810	119,907,095	22,772,405	40,912,828

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2006 Results

Net Income	$231,195,486	$228,300,247	$60,570,683	$82,239,606
Operating Cash Flow (see non-GAAP reconciliation)	$431,931,619	$409,168,728	$118,147,732	$144,675,250
Weighted Average Shares – Basic	153,878,715	153,100,067	151,763,962	154,834,231
Weighted Average Shares – Diluted	161,614,570	161,943,400	159,244,859	162,868,965
Earnings per Share - Basic	$1.50	$1.49	$0.40	$0.53
Earnings per Share - Diluted	$1.43	$1.41	$0.38	$0.50
Realized Prices
Oil liquids (Bbls) – Domestic	$64.52	$57.37	$57.06	$58.51
Oil crude (Bbls) - China	$52.40	$43.57	$39.53	$47.36
Natural Gas (Mcf)	$6.00	$6.84	$5.62	$8.49
Costs Per MCFE - Corporate
Lease Operating Costs	$1.20	$1.21	$1.10	$1.52
DD&A	$1.02	$0.79	$1.21	$0.96
General and administrative - total	$0.16	$0.19	$0.10	$0.17
Interest and debt expense	$0.04	$0.04	$0.10	$0.02

	$2.43	$2.24	$2.50	$2.66

Segment Costs Per MCFE
United States
Production Costs	$0.18	$0.14	$0.19	$0.14
Severance/Production Taxes	$0.71	$0.82	$0.64	$1.02
Gathering Fees	$0.24	$0.27	$0.23	$0.25
DD&A	$0.97	$0.75	$1.13	$0.86

	$2.10	$1.97	$2.19	$2.28

China
Production Costs	$0.93	$0.79	$0.89	$0.98
Severance/Production Taxes	$0.87	$0.36	$0.59	$1.25
DD&A	$1.44	$1.03	$2.01	$1.67

	$3.24	$2.18	$3.48	$3.90

Note: Amounts on a per MCFE basis may not total due to rounding.

Margins
Pre-tax income	63%	68%	58%	69%
Net Income	39%	44%	36%	45%
Operating segment margins
United States	82%	82%	82%	83%
China	79%	84%	78%	72%

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2006 Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash Items and Working Capital
(unaudited)
All amounts expressed in US$

(1) Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

The following table reconciles cash flow from operations before changes in non-cash items and working capital with net cash provided by operating activities as derived from the company’s financial information.

	For the Twelve Months Ended		For the Quarter Ended

	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05

Net cash provided by operating activities	$435,857,227	$414,353,496	$106,967,439	$138,873,286
Excess tax benefit from stock based compensation	$10,502,522	$—	$986,717	$—
Accounts payable and accrued liabilities	$(26,592,692)	$(32,518,107)	$5,703,745	$(16,759,267)
Prepaid expenses and other current assets	$3,365,686	$(1,597,799)	$3,387,643	$(953,478)
Accounts receivable	$14,442,840	$39,906,744	$2,367,527	$32,584,169
Inventory	$(664,408)	$518,576	$129,600	$300,700
Restricted cash	$453,433	$1,938	$451,426	$539
Deferred revenue	$—	$—	$1,506,580	$137,500
Other long-term obligations	$(2,155,922)	$(7,931,130)	$3,099,121	$(5,943,209)
Taxation payable	$(3,277,067)	$(3,564,990)	$(6,452,066)	$(3,564,990)
Cash flow from operations before changes in non-cash items and working capital	$431,931,619	$409,168,728	$118,147,732	$144,675,250

These statements are unaudited and subject to adjustment.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). These forward-looking statements regarding this press release include, but are not limited to, opinions, forecasts, and projections, other than statements of historical fact. Although the Company believes that these expectations are obtainable based on reasonable assumptions, it can give no assurance that such assumptions will prove to be correct. Important factors that may cause actual results to differ from these forward-looking statements, include, but are not limited to, increased competition; the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming; risks inherent in the Company’s China operations; the timing and extent of its success in discovering, developing, producing and estimating reserves; the effects of weather and government regulation; the availability of oil field personnel and services, drilling rigs and other equipment; and other risks detailed in the Company’s SEC filings, particularly in its Annual Report on Form 10-K available from Ultra Petroleum Corp. at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

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2006 Results

“Completion of 2006 Audit.” It should be noted that the Company’s independent accountants’ audit will not be completed, and the related audit opinion with respect to the year-end financial statements will not be dated, until the Company completes the final 10-K report and evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary and are subject to adjustment. The Company expects to report full audited financial results and file a Form 10-K with the SEC by March 1, 2007.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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2006 Results